Exhibit 99.1

            Susquehanna Bancshares Announces Investment Restructuring

    LITITZ, Pa.--(BUSINESS WIRE)--July 9, 2007--Susquehanna Bancshares, Inc. (NASDAQ: SUSQ), a regional financial services holding company, announced today that it has completed a restructuring of its bank investment portfolio. The restructuring prepares the company for its anticipated acquisition of Community Banks, Inc. (Community), announced on May 1, 2007, and aligns the current and post merger portfolio with its current organizational structure. Susquehanna periodically evaluates its securities available-for-sale portfolio in light of changing economic and market conditions, tax and performance factors, future acquisitions and overall position improvement.

    During May and June 2007, while planning for the Community acquisition and resulting growth and composition of the investment portfolio, Susquehanna management performed a comprehensive review of its available-for-sale investments. The company determined that for administrative and operational purposes, small remaining portions in mortgage-backed securities ("odd lots" or securities with remaining par amounts of less than $2 million) should be sold. These "odd lots," totaling $182 million, resulted from previous mergers and bank consolidations, and from principal amortization over time. Additionally, it was determined that all collateralized mortgage obligations regardless of remaining par amount, totaling $51 million, should be sold. These mortgages were predominately acquired in the historic low-rate environment of 2002-2004. This investment portfolio restructuring is expected to reduce administrative costs of managing "odd lots," improve the yield on the investment portfolio, and enhance related net interest margin and net interest income.

    The restructuring involved the sale of $233 million in available-for-sale securities or approximately 16% of Susquehanna's total investment portfolio. It resulted in a pre-tax charge of approximately $11.8 million in June 2007, but had minimal impact on shareholder's equity as the decline in value of the investments had been previously reflected in accumulated other comprehensive income.

    The proceeds from the sales of these securities were reinvested in a diversified mix of Federal Agency bullet debentures and commercial and residential mortgage-backed securities with higher yields, longer duration and positive convexity attributes. The sold securities had a weighted average yield of 3.76% while the proceeds were reinvested in securities with an expected yield of 5.75%. Management believes that this restructuring will better position its investment portfolio and overall balance sheet to perform well in the current interest rate environment and for the anticipated merger with Community.

    Susquehanna Bancshares, Inc., is a financial services holding company with assets of $8.2 billion. It includes three commercial banks that provide financial services at 163 branch locations in the mid-Atlantic region. Through Susquehanna Wealth Management, the company offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services. Susquehanna also operates an insurance and employee benefits company, a commercial finance company, and a vehicle leasing company. For more information, please visit www.susquehanna.net.

    This press release contains "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on Susquehanna's current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business, including the anticipated cost savings and improvements of yield in the investment portfolio as a result of the restructuring and the impact of the restructuring on Susquehanna following the anticipated merger with Community. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties. Accordingly, actual results may differ materially. Susquehanna undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: Susquehanna Bancshares, Inc.
             Abram G. Koser, 717-625-6305
             ir@susquehanna.net